EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 7, 2005, relating to the consolidated financial statements of Golden West Financial Corporation and subsidiaries and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Golden West Financial Corporation for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Oakland, California
December 1, 2005